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                                EXHIBIT 10(A)(1)


Resolutions passed at the Meeting of the Board of Directors of Tecnol Medical Products, Inc.


                               February 25, 1993


         RESOLVED, that paragraph 17 of the 1991 Tecnol Stock Option Plan (the "Plan") be and it hereby is amended to read as follows:

                 17. Written Agreement. Each Option granted under this Plan will be embodied in a written agreement that will be subject to the terms and conditions prescribed above, and will be signed by the Optionee and by the President or any Vice President of the Company for, in the name of, and on behalf of the Company. If the agreement is entered into before February 25, 1993, or if the agreement is between the Company and an officer, director or holder of 10% or more of any class of equity securities of the Company within the meaning of
         Section 16 of the Securities Exchange Act of 1934, as amended, then the Agreement will prohibit the transfer of Common Stock issued upon exercise of an Option for two (2) years after the date on which the Option is exercised (excluding transfers to the Company, members of the Optionee's immediate family, or trusts for the benefit of the Optionee or members of the Optionee's immediate family, provided that the Common Stock transferred in either of the latter two cases will remain subject to the remainder of the two year prohibition on transfer) and such other provisions as the Committee in its discretion deems advisable.